Exhibit 11


                              THERMO FIBERTEK INC.

                        Computation Of Earnings Per Share


                                                   Year Ended
                                    ---------------------------------------
                                        Dec. 28,      Dec. 30,     Dec. 31,
                                            1996          1995         1994
                                    ------------  ------------  -----------
    Computation of Fully Diluted
      Earnings per Share:
    Income:
      Net income                    $19,894,000   $20,249,000   $10,894,000

      Add: Convertible debt
           interest, net of tax         315,000       315,000       271,000
                                    -----------   -----------   -----------
      Income applicable to common
        stock assuming full
        dilution (a)                $20,209,000   $20,564,000   $11,165,000
                                    -----------   -----------   -----------
    Shares:
      Weighted average shares
        outstanding                  61,040,179    60,784,640    60,393,818

      Add: Shares issuable from
           assumed conversion of
           subordinated convertible
           obligations                1,888,113     1,888,113     1,619,121

           Shares issuable from
           assumed exercise of
           options (as determined
           by the application of
           the treasury stock
           method)                    1,414,480     1,590,708     1,011,399
                                    -----------   -----------   -----------
      Weighted average shares
        outstanding, as
        adjusted (b)                 64,342,772    64,263,461    63,024,338
                                    -----------   -----------   -----------
    Fully Diluted Earnings per
      Share (a) / (b)               $       .31   $       .32   $       .18
                                    ===========   ===========   ===========